Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Treasurer & Executive Director, Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850
Gabrielle Braswell
Assistant Director, Public Affairs
Solvay Pharmaceuticals, Inc.
(770) 578-5637

FDA GRANTS PRIORITY REVIEW FOR ACEON® SUPPLEMENTAL

NEW DRUG APPLICATION

-Potential label expansion based on EUROPA outcomes data-

MARIETTA, GA and PALO ALTO, Calif., January 10, 2005 – Solvay Pharmaceuticals, Inc. and CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the U.S. Food and Drug Administration (FDA) has formally notified Solvay Pharmaceuticals that their supplemental new drug application (sNDA) for ACEON® (perindopril erbumine) Tablets seeking an expansion to the label will receive a priority review, pending FDA filing of the application.

The proposed label expansion is based on the EUROPA (EUropean trial on Reduction Of cardiac events with Perindopril in patients with stable coronary Artery disease) study which assessed the ability of perindopril to reduce cardiovascular mortality, nonfatal myocardial infarction and cardiac arrest in a broad population of patients with stable coronary artery disease, but without heart failure or substantial hypertension.

Solvay Pharmaceuticals holds the new drug application for ACEON® and submitted the sNDA to the FDA on December 10, 2004.

CV Therapeutics and Solvay Pharmaceuticals recently entered into a co-promotion agreement for ACEON®, an angiotensin converting enzyme (ACE) inhibitor with tissue activity approved in the United States for the treatment of patients with essential hypertension.

About the EUROPA Study

EUROPA was a multicenter, randomized, double-blind, placebo-controlled trial in 12,218 patients with stable coronary disease and without heart failure for at least three years. The study was designed to assess the ability of perindopril to reduce cardiovascular death, myocardial infarction and cardiac arrest. The results from EUROPA were published in The Lancet on September 6, 2003.

In Europe, perindopril is marketed under the brand name Coversyl®. Perindopril is one of the leading ACE inhibitors in Europe.

About ACE Inhibitors

ACE inhibitors act to reduce hypertension by interfering with the conversion of angiotensin I to artery-constricting angiotensin II. Blocking the production of angiotensin II results in arterial vasodilation and an accompanying reduction in blood pressure.

ACE inhibitors currently are recommended as first-line therapy for hypertension in certain patient populations, because of their safety and efficacy. Most recently, the Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure has recommended ACE inhibitors as one of the initial therapy choices for compelling indications such as heart failure, postmyocardial infarction, high coronary disease risk, diabetes, chronic kidney disease and recurrent stroke prevention. ACEON® is only indicated for the treatment of patients with essential hypertension.

Certain ACE inhibitors, including ACEON®, which have been shown to have an enhanced affinity for the tissues, are known as tissue-ACEs.

About ACEON®

ACEON® is an ACE inhibitor indicated for the treatment of essential hypertension. It offers continuous 24-hour blood pressure control with once-daily dosing for hypertensive patients. ACEON® may be used alone or with other classes of antihypertensives.

ACEON® is contraindicated in patients known to be hypersensitive to this product or to any other ACE inhibitors and in patients with a history of angioedema related to previous treatment with an ACE inhibitor. When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, ACEON® should be discontinued as soon as possible.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four clinical development drug candidates and has entered into an agreement with Solvay Pharmaceuticals to co-promote ACEON® (perindopril erbumine) for the treatment of hypertension.

CV Therapeutics has received an approvable letter from the FDA relating to its new drug application for RanexaTM (ranolazine) for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

About Solvay Pharmaceuticals, Inc.

Solvay Pharmaceuticals, Inc. (www.solvaypharmaceuticals-us.com) of Marietta, Georgia (USA), is a research-driven pharmaceutical company that seeks to fulfill unmet medical needs in the therapeutic areas of cardiology, gastroenterology, mental health, women’s health and a select group of specialized markets including men’s health. It is a part of the global Solvay Pharmaceuticals organization whose core activities consist of discovering, developing and manufacturing medicines for human use. Solvay Pharmaceuticals is a subsidiary corporation of the worldwide Solvay Group of chemical and pharmaceutical companies headquartered in Brussels, Belgium.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

# # #